Advanced Emissions Solutions Reports Third Quarter 2018 Results
Strong Refined Coal Distributions and Royalty Income Highlight Quarter
Marked by Net Income of $5.5 Million or $0.28 per diluted share

HIGHLANDS RANCH, Colorado, November 6, 2018 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the third quarter ended September 30, 2018, including information about its equity investments in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights

•
As previously announced in October, Tinuum Group obtained a third party tax equity investor for an RC facility previously in the installation phase, increasing the number of invested facilities to 19; this RC facility is royalty bearing and is located at a coal-burning power plant that has historically burned in excess of 3.0 million tons of coal per year;

•
Tinuum distributions to ADES were $9.4 million during the third quarter of 2018, and $37.6 million year to date, a decrease of 21% for the quarter and an increase of 1% year to date, respectively, from the prior year;

•	Royalty earnings from Tinuum were $4.1 million for the third quarter of 2018, 46% increase from the same quarter in 2017;

•	Tinuum invested tonnage was 16.8 million during the third quarter of 2018 compared to 13.3 million during the same quarter in 2017;

•
Based on the 18 invested RC facilities as of September 30, 2018 and cash distributions occurring in the three months ended September 30, 2018, expected future net RC cash flows to ADES are projected to be between $225 million and $250 million through the end of 2021.

ADES Consolidated Highlights

•
Recognized consolidated revenue of $5.1 million for the quarter, an increase of 1% from the prior year's comparable quarter. The increase was primarily due to greater chemicals revenue and higher royalty earnings from Tinuum. Partially offsetting this increase was the recognition of remaining equipment system revenues as of December 31, 2017.

•
Other operating expenses were $4.2 million during the third quarter of 2018 which were flat when compared to the same quarter in 2017, as incremental restructuring charges of $1.1 million were offset by lower legal and professional fees as well as lower general and administrative expenses;

•
Achieved consolidated pre-tax income and net income of $9.4 million and $5.5 million, respectively, for the quarter, resulting in earnings per diluted share of $0.28, which is consistent with that of the prior year;

•
Increased cash and cash equivalents to $31.9 million as of September 30, 2018; an increase of $1.2 million since December 31, 2017, which is after cash usage for dividends and stock repurchase that totaled over $26.4 million for the nine month period ended September 30, 2018;

L. Heath Sampson, President and CEO of ADES commented, “Distributions and royalties from our Refined Coal business and valued joint venture with Tinuum Group have remained robust as we remain focused on securing additional investors for our remaining idle units. As our first priority, these cash flows facilitate our capital allocation initiatives and commitment to distributing value for our shareholders. While it is difficult to provide a cadence for the timing of these closures, we continue to be encouraged by both the quantity and quality of potential refined coal tax equity investors as well their ongoing engagement in discussions and the related impact to the monetization closing cadence through at least 2019.”
Sampson continued, “Also as previously announced, in October Tinuum contracted a closure of an additional RC facility with a third-party tax equity investor. Similar to the prior closure, this facility was one of the units discussed that had entered the engineering and installation phase. While this process requires the upfront use of cash and subsequently lowers distributable earnings to Tinuum’s equity members, we view Tinuum’s ability to secure investors for these units as evidence that the pipeline and market for these facilities appears to remain strong.”
Third quarter revenues and costs of revenues were $5.1 million and $1.0 million, respectively, compared with $5.1 million and $2.0 million in the third quarter of 2017. Revenue was positively impacted by higher chemicals revenue as well as third quarter royalty earnings from Tinuum of $4.1 million, an increase of 46% compared to $2.8 million in the third quarter of 2017, driven by the increased number of RC facilities and earnings from the respective RC facilities. Offsetting these higher revenues was the decrease in equipment revenues due to the completion of all material equipment contracts impacting revenues as of December 31, 2017.
Third quarter other operating expenses were $4.2 million, which remained flat compared to $4.2 million in the third quarter of 2017. Increasing other operating expenses were restructuring charges during the three months ended September 30, 2018 in connection with a reduction in force, including the departure of certain executive officers and management's further alignment of the business with strategic objectives. This was offset by lower legal and professional fees as well as lower general and administrative expenses.
Tinuum distributions to ADES for the third quarter of 2018 were $9.4 million, down from $11.9 million for the comparable quarter in 2017. Third quarter earnings from equity method investments were $9.7 million, compared to $12.1 million for the third quarter of 2017. The decrease in distributions and earnings was driven primarily by an up-front cash distribution related to an additional invested RC facility in the third quarter of 2017 as well as higher engineering and installation costs, which have totaled $12.2 million year to date.
Third quarter operating expenses related to the RC business were $1.0 million, an increase of 9% compared to 2017 primarily due to increased payroll and benefits attributed to the RC segment. RC segment operating income was $12.8 million, compared to $14.0 million in the third quarter of 2017.
Third quarter consolidated interest expense was $0.4 million, compared to $0.7 million in the third quarter of 2017. Third quarter income tax expense was $3.9 million, compared to $3.6 million in the third quarter of 2017, which was driven by an increase in the valuation allowance against the Company's deferred tax assets and partially offset by a reduction in the federal tax rate.
Consolidated net income for the third quarter was $5.5 million, resulting in $0.28 per diluted earnings per share.
As of September 30, 2018, the Company had cash and cash equivalents of $31.9 million, an increase of 4% compared to $30.7 million as of December 31, 2017, due primarily to higher Tinuum royalties, which offset the stock repurchases and dividends totaling over $26.4 million for the first nine months of 2018.
Dividend
Today, the Board of Directors declared a quarterly cash dividend of $0.25 per share of common stock. The dividend is payable on December 6, 2018 to stockholders of record at the close of business on November 20, 2018.
Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Wednesday, November 7, 2018. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (833) 227-5845 (Domestic) or (647) 689-4072 (International) conference ID 7979832. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 40 US and international patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patented M-45™ and M-45-PC™ technologies for Circulating Fluidized Bed boilers and Pulverized Coal boilers respectively.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows and expectations about potential transactions with tax-equity investors. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, IRS interpretations or guidance, accounting rules, any pending court decisions, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; inability to sell or lease additional RC facilities; termination of or amendments to the contracts for sale or lease of RC facilities; decreases in the production of RC; loss of key personnel; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$31,914	$30,693
Receivables, net	817	1,113
Receivables, related parties, net	4,104	3,247
Prepaid expenses and other assets	2,631	1,835
Total current assets	39,466	36,888
Property and equipment, net of accumulated depreciation of $1,126 and $1,486, respectively	229	410
Equity method investments	5,383	4,351
Deferred tax assets	36,008	38,661
Other long-term assets	2,070	2,308
Total Assets	$83,156	$82,618
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$660	$1,000
Accrued payroll and related liabilities	1,970	1,384
Billings in excess of costs on uncompleted contracts	—	1,830
Other current liabilities	627	2,664
Total current liabilities	3,257	6,878
Other long-term liabilities	295	2,285
Total Liabilities	3,552	9,163
Commitments and contingencies (Note 5)
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 22,646,524 and 22,465,821 shares issued, and 19,921,128 and 20,752,055 shares outstanding at September 30, 2018 and December 31, 2017, respectively	23	22
Treasury stock, at cost: 2,725,396 and 1,713,766 shares as of September 30, 2018 and December 31, 2017, respectively	(27,566)	(16,397)
Additional paid-in capital	96,251	105,308
Retained earnings (deficit)	10,896	(15,478)
Total stockholders’ equity	79,604	73,455
Total Liabilities and Stockholders’ Equity	$83,156	$82,618

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017
Revenues:
Chemicals	$1,043	$717	$2,390	$3,844
License royalties, related party	4,104	2,804	10,857	6,425
Equipment sales	—	1,577	72	31,304
Total revenues	5,147	5,098	13,319	41,573
Operating expenses:
Chemicals cost of revenue, exclusive of depreciation and amortization	954	574	2,567	2,977
Equipment sales cost of revenue, exclusive of depreciation and amortization	—	1,467	(346)	28,260
Payroll and benefits	2,555	1,679	7,528	5,894
Rent and occupancy	250	255	766	555
Legal and professional fees	698	1,062	3,459	3,316
General and administrative	584	1,114	2,332	2,964
Depreciation and amortization	74	87	262	687
Total operating expenses	5,115	6,238	16,568	44,653
Operating income (loss)	32	(1,140)	(3,249)	(3,080)
Other income (expense):
Earnings from equity method investments	9,715	12,120	37,857	36,089
Interest expense	(399)	(678)	(1,147)	(1,999)
Other	86	(924)	146	2,492
Total other income	9,402	10,518	36,856	36,582
Income before income tax expense	9,434	9,378	33,607	33,502
Income tax expense	3,931	3,586	5,151	12,614
Net income	$5,503	$5,792	$28,456	$20,888
Earnings per common share (Note 1):
Basic	$0.28	$0.28	$1.41	$0.96
Diluted	$0.28	$0.28	$1.40	$0.96
Weighted-average number of common shares outstanding:
Basic	19,726	20,808	20,090	21,569
Diluted	19,876	20,854	20,228	21,598
Cash dividends declared per common share outstanding:	$0.25	$0.25	$0.75	$0.50

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2018	2017
Cash flows from operating activities
Net income	$28,456	$20,888
Adjustments to reconcile net income to net cash used in operating activities:
Deferred tax expense from change in valuation allowance	2,731	—
Depreciation and amortization	262	687
Debt prepayment penalty and amortization of debt issuance costs	—	109
Impairment of cost method investment	—	464
Provision for bad debt expense	153	—
Stock-based compensation expense	1,929	1,648
Earnings from equity method investments	(37,857)	(36,089)
Other non-cash items, net	37	436
Changes in operating assets and liabilities:
Receivables	482	7,027
Related party receivables	(857)	(869)
Prepaid expenses and other assets	(797)	(513)
Costs incurred on uncompleted contracts	15,945	27,081
Deferred tax assets, net	(966)	11,086
Other long-term assets	—	(766)
Accounts payable	(340)	(603)
Accrued payroll and related liabilities	587	(825)
Other current liabilities	(1,974)	(917)
Billings on uncompleted contracts	(15,945)	(30,140)
Other long-term liabilities	(157)	147
Legal settlements and accruals	—	(11,606)
Distributions from equity method investees, return on investment	4,000	3,675
Net cash used in operating activities	(4,311)	(9,080)
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	33,575	33,363
Acquisition of property, equipment and intangibles, net	(191)	(343)
Purchases of and contributions to equity method investees	(750)	(61)
Net cash provided by investing activities	32,634	32,959
Cash flows from financing activities
Dividends paid	(15,226)	(10,458)
Repurchase of common shares	(11,169)	(13,024)
Repurchase of common shares to satisfy tax withholdings	(707)	(518)
Borrowings on Line of Credit	—	808
Repayments on Line of Credit	—	(808)
Net cash used in financing activities	(27,102)	(24,000)
Increase (decrease) in Cash and Cash Equivalents and Restricted Cash	1,221	(121)
Cash and Cash Equivalents and Restricted Cash, beginning of period	30,693	26,944
Cash and Cash Equivalents and Restricted Cash, end of period	$31,914	$26,823
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,020	$2,391
Cash paid for income taxes	$4,756	$1,160
Supplemental disclosure of non-cash investing and financing activities:
Dividends declared, not paid	$85	$93